Exhibit 99.1

FOR IMMEDIATE RELEASE

Auto Parts 4 Less Group Inc. Continues to Strengthen Balance Sheet with Additional Debt Conversion

Las Vegas, NV – March 18th 2024 – Auto Parts 4 Less Group Inc. (OTC: FLES) ("AutoParts4Less," "the Company"), a technology-driven e-commerce leader in the automotive parts sector, is pleased to announce another significant step in its ongoing efforts to improve its financial position. The Company has successfully converted $461,450 of debt into common stock, with a two-year lockup period, further demonstrating its commitment to cleaning up its balance sheet and moving forward.

"This latest debt conversion is yet another win for our shareholders and all of our stakeholders," said Christopher Davenport, CEO of Auto Parts 4 Less Group Inc. "Building on our previous efforts, including the conversion of nearly $1.2 million in debt announced on March 11, 2024, we continue to work diligently to strengthen our balance sheet and position our company for long-term success."

The conversion of debt to common stock not only reduces the Company's liabilities but also aligns the interests of Auto Parts 4 Less and its creditors for the future. The two-year lockup period further underscores the commitment to the Company's growth and stability.

About Auto Parts 4 Less Group Inc.

Auto Parts 4 Less Group Inc. (OTC: FLES) is a leading online marketplace for automotive parts, operating AutoParts4Less.com and LiftKits4Less.com. The Company is dedicated to providing a diverse range of high-quality automotive parts and accessories to customers in the jeep, truck, and off-road enthusiast market. With a focus on growth and innovation, Auto Parts 4 Less Group Inc. aims to be a top destination for automotive parts and accessories.

Forward-Looking Statements

This press release may contain forward-looking statements that involve risks and uncertainties. These statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from historical experience and present expectations or projections. Actual results may differ materially from those in the forward-looking statements and the trading price for our common stock may fluctuate significantly. Forward-looking statements also are affected by the risk factors described in the Company’s filings with the U.S. Securities and Exchange Commission. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. Industry data provided herein is of no predictive value regarding the future sale of the Company’s products. No information in this press release should be construed as any indication whatsoever of the Company’s future financial results, revenues, or stock price.

Contact:

Christopher Davenport, CEO

Auto Parts 4 Less Group Inc.

Email: investorrelations@ap4less.com